Exhibit 99.1

Media Contact:    Bob Klein (414) 343-8664
Financial Contact:    Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON FIRST-QUARTER EARNINGS, RETAIL MOTORCYCLE SALES RISE
Diluted EPS Grows 22.2% on 9.9% Revenue Increase
Worldwide Harley-Davidson Retail Motorcycle Sales Climb 5.8%
MILWAUKEE, April 22, 2014 - Harley-Davidson, Inc. (NYSE: HOG) first-quarter 2014 diluted earnings per share of $1.21 grew 22.2% from the year-ago period on higher motorcycle shipments and continued improvement in operating efficiencies. First-quarter net income was $265.9 million on consolidated revenue of $1.73 billion, compared to net income of $224.1 million in the year-ago period on consolidated revenue of $1.57 billion.
“Harley-Davidson delivered gains on many fronts in the first quarter, with shipments up 7.3%, strong margin improvement and solid growth in dealer new motorcycle sales,” said Keith Wandell, Chairman, President and Chief Executive Officer of Harley-Davidson, Inc.
“Thanks to the great contributions of our employees, dealers and suppliers, we continue to lead at delivering exceptional customer experiences in 89 countries,” said Wandell. “Our Project RUSHMORE motorcycles were in high demand in the quarter and we began shipping the Harley-Davidson Street™ 750 and 500 into select markets. These motorcycles, together with continuous improvement in our operations at every level, underscore the momentum we’ve established as a customer-led company.”
Retail Harley-Davidson Motorcycle Sales
Dealers worldwide sold 57,415 new Harley-Davidson® motorcycles in the first quarter of 2014 compared to 54,254 motorcycles in the year-ago quarter. In the U.S., dealers sold 35,730 new Harley-Davidson motorcycles in the quarter, up 3.0% compared to sales of 34,706 motorcycles in the year-ago period. In international markets, dealers sold 21,685 new Harley-Davidson motorcycles during the first quarter, up 10.9% compared to 19,548 motorcycles in the year-ago period, with sales up 20.5% in the Asia Pacific region, 8.2% in the EMEA region and 8.9% in the Latin America region, and down 2.4% in Canada.
“Our dealers had a solid quarter of retail motorcycle sales. Sales in the Asia Pacific region were up strongly, and we are encouraged by the continued growth of new Harley-Davidson motorcycle sales in Europe. We’re also excited to be entering the heart of the retail selling season in the U.S., having achieved first-quarter retail growth of 3.0% in the midst of a long, cold winter,” said Wandell.
According to Wandell, “there’s also great news for Harley-Davidson in the annual reporting of our demographic market share data.”
In 2013, for the sixth consecutive year, Harley-Davidson was the number-one seller of new on-road motorcycles in the U.S., both 601cc-plus and across all displacements, to young adults age 18-34, women, African-Americans and Hispanics (“outreach” customers) and Caucasian men age 35-plus (“core” customers), according to Polk 2013 U.S. new motorcycle registration data from IHS Automotive. The

Company grew its U.S. market share and also increased its share gap to the nearest competitor in each of these segments, compared to 2012.
“Together with our dealers, we continued to expand the appeal of our products and the Harley-Davidson experience,” said Wandell. “Harley-Davidson dealers sold more than four times as many new, on-road motorcycles, 601cc and up, to U.S. young adults last year, and among riders age 35-plus, more than nine times as many to women, more than six times as many to African Americans and more than seven times as many to Hispanics, as the nearest competitor.”
According to Harley-Davidson’s internal data, retail sales of its motorcycles to U.S. outreach customers grew at more than twice the rate of sales growth to core customers in 2013 compared to 2012.
Harley-Davidson Motorcycles and Related Products Segment Results
First-quarter operating income from motorcycles and related products grew 25.6% to $347.7 million, compared to operating income of $276.8 million in the year-ago period. Operating income in the quarter benefited from higher motorcycle shipments and higher gross margin compared to the prior-year period.
Revenue from motorcycles grew 13.1% to $1.31 billion, compared to revenue of $1.15 billion in the year-ago period. The Company shipped 80,682 motorcycles to dealers and distributors worldwide during the quarter, in line with guidance and a 7.3% increase compared to shipments of 75,222 motorcycles in the year-ago period.
Revenue from motorcycle parts and accessories was $198.1 million during the quarter, up 7.7%, and revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $64.1 million, down 11.1%, compared to the year-ago period.
Gross margin was 37.7% in the first quarter of 2014, compared to 36.7% in the first quarter of 2013. First-quarter operating margin from motorcycles and related products was 22.1%, compared to operating margin of 19.6% in last year’s first quarter.
Financial Services Segment Results
Operating income from financial services was $63.2 million in the first quarter of 2014, an 11.7% decrease compared to operating income of $71.5 million in last year’s first quarter. First-quarter financial services results reflect a higher provision for credit losses.
Guidance
Harley-Davidson continues to expect to ship 279,000 to 284,000 motorcycles to dealers and distributors worldwide in 2014, an approximate 7% to 9% increase from 2013. In the second quarter of 2014, the Company expects to ship 92,000 to 97,000 motorcycles, up from shipments of 84,606 motorcycles in the year-ago period. The Company continues to expect full-year 2014 operating margin of 17.5% to 18.5% in the Motorcycles segment. The Company also continues to expect capital expenditures of $215 million to $235 million in 2014.
Income Tax Rate
For the first quarter of 2014, the Company’s effective income tax rate was 35.0% compared to 33.8% in the first quarter of 2013.  The lower effective tax rate in the first quarter of 2013 was primarily driven by the retroactive reinstatement of the Research and Development Tax Credit, which included the full-year impact of the 2012 Research and Development Tax Credit.  The Company continues to expect its full-year 2014 effective tax rate to be approximately 35.5%.
Cash Flow
Cash and marketable securities totaled $1.03 billion at the end of the first quarter, compared to $1.15 billion at the end of last year’s first quarter. During the first quarter of 2014, Harley-Davidson generated cash from operating activities of $203.6 million, compared to an outflow of $108.5 million in the year-ago quarter. On a discretionary basis, the Company repurchased 1.2 million shares of Harley-Davidson, Inc. common stock during the first quarter of 2014 at a cost of $76.6 million. In the first quarter of 2014, there were approximately 220.5 million Harley-Davidson weighted-average diluted common shares outstanding. At the end of the first quarter of 2014, 28.1 million shares remained on board-approved share-repurchase authorizations.
Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.
Conference Call and Webcast Presentation

Harley-Davidson will discuss first-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.” The audio portion of today’s call will also be posted at harley-davidson.com beginning approximately two hours after the conclusion of the call for one year. The audio may also be accessed through May 6, 2014 by calling 404-537-3406 or toll-free in the U.S. at 855-859-2056, pin number 17832552#.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) execute its business strategy, (ii) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iii) manage through inconsistent economic conditions, including changing capital, credit and retail markets, (iv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (v) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (vi) anticipate the level of consumer confidence in the economy, (vii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (viii) manage production capacity and production changes, (ix) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (x) provide products, services and experiences that are successful in the marketplace, (xi) manage risks that arise through expanding international manufacturing, operations and sales, (xii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xiii) continue to manage the relationships and agreements that it has with its labor unions to help drive long-term competitiveness, (xiv) manage supply chain issues, including any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xv) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xvi) adjust to healthcare inflation and reform, pension reform and tax changes, (xvii) retain and attract talented employees, (xviii) manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xix) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xx) continue to develop the capabilities of its distributor and dealer network, and (xxi) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.
In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.
The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.
# # #

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 30, 2014	March 31, 2013
Motorcycles and Related Products revenue	$1,571,688	$1,414,248
Gross profit	592,131	519,442
Selling, administrative and engineering expense	244,439	239,743
Restructuring expense	—	2,938
Operating income from Motorcycles & Related Products	347,692	276,761

Financial Services revenue	154,360	156,965
Financial Services expense	91,170	85,420
Operating income from Financial Services	63,190	71,545

Operating income	410,882	348,306
Investment income	1,659	1,615
Interest expense	3,677	11,391
Income before income taxes	408,864	338,530
Provision for income taxes	142,947	114,401
Net income	$265,917	$224,129

Earnings per common share:
Basic	$1.21	$1.00
Diluted	$1.21	$0.99

Weighted-average common shares:
Basic	218,986	224,429
Diluted	220,493	226,148

Cash dividends per common share	$0.275	$0.210

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 30, 2014	December 31, 2013	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$935,820	$1,066,612	$1,018,759
Marketable securities	92,940	99,009	135,246
Accounts receivable, net	324,979	261,065	259,673
Finance receivable, net	2,223,199	1,773,686	2,074,036
Inventories	449,044	424,507	416,050
Restricted cash	117,883	144,807	197,025
Other current assets	216,606	219,117	232,190
Total current assets	4,360,471	3,988,803	4,332,979
Finance receivables, net	4,214,496	4,225,877	3,959,903
Prepaid pension costs	250,575	244,871	—
Other long-term assets	904,249	945,489	1,042,239
	$9,729,791	$9,405,040	$9,335,121
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$1,021,121	$667,129	$824,335
Short-term debt	974,153	666,317	687,705
Current portion of long-term debt	848,840	1,176,140	715,143
Total current liabilities	2,844,114	2,509,586	2,227,183
Long-term debt	3,271,648	3,416,713	3,892,469
Pension and postretirement healthcare liabilities	250,148	252,536	426,729
Other long-term liabilities	204,046	216,719	131,692

Total shareholders’ equity	3,159,835	3,009,486	2,657,048
	$9,729,791	$9,405,040	$9,335,121

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 30, 2014	March 31, 2013
Net cash provided by (used by) operating activities	$203,586	$(108,489)

Cash flows from investing activities:
Capital expenditures	(25,881)	(22,261)
Finance receivables, net	(50,534)	43,147
Net change in marketable securities	6,001	—
Other	51	6,656
Net cash (used by) provided by investing activities	(70,363)	27,542

Cash flows from financing activities:
Repayments of senior unsecured notes	(303,000)	—
Repayments of securitization debt	(159,938)	(178,923)
Net increase in credit facilities and unsecured commercial paper	307,803	392,564
Borrowings of asset-backed commercial paper	13,746	—
Repayments of asset-backed commercial paper	(16,981)	(17,063)
Net change in restricted cash	26,924	(9,017)
Dividends paid	(60,527)	(47,308)
Purchase of common stock for treasury	(87,690)	(126,411)
Excess tax benefits from share-based payments	4,763	14,468
Issuance of common stock under employee stock option plans	8,894	13,887
Net cash (used by) provided by financing activities	(266,006)	42,197

Effect of exchange rate changes on cash and cash equivalents	1,991	(10,629)

Net decrease in cash and cash equivalents	$(130,792)	$(49,379)

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	1,066,612	1,068,138
Net decrease in cash and cash equivalents	(130,792)	(49,379)
Cash and cash equivalents - end of period	$935,820	$1,018,759

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended
	March 30, 2014	March 31, 2013
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,305,039	$1,153,827
Parts & Accessories	198,135	184,038
General Merchandise	64,114	72,144
Other	4,400	4,239
	$1,571,688	$1,414,248
MOTORCYCLE SHIPMENTS:
United States	54,291	50,683
International	26,391	24,539
Total	80,682	75,222
MOTORCYCLE PRODUCT MIX:
Touring	36,178	31,332
Custom	29,149	30,302
Sportster® / Street	15,355	13,588
Total	80,682	75,222

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended
	March 31, 2014	March 31, 2013
North America Region
United States	35,730	34,706
Canada	2,009	2,059
Total North America Region	37,739	36,765
Europe, Middle East and Africa Region (EMEA)
Europe(2)	8,374	7,700
Other	1,566	1,483
Total EMEA Region	9,940	9,183
Asia Pacific Region
Japan	2,893	2,173
Other	4,285	3,785
Total Asia Pacific Region	7,178	5,958
Latin America Region	2,558	2,348
Total Worldwide Retail Sales	57,415	54,254
Total International Retail Sales	21,685	19,548
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Motorcycle Registration Data(1)

	Three months ended
	March 31, 2014	March 31, 2013
United States(2)	62,202	61,452
	Three months ended
	March 31, 2014	March 31, 2013
Europe(3)	83,118	66,599

(1) Data includes street legal 601+cc models. Street legal 601+cc models include on-highway, dual purpose models and three-wheeled vehicles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.